Exhibit 99.5
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                            ASSIGNMENT AND ASSUMPTION

                                       OF

                              CERTAIN RIGHTS UNDER

                            STOCK PURCHASE AGREEMENT

                            ------------------------


     THIS ASSIGNMENT AND ASSUMPTION, dated as of September 22, 2008, is by and between MidAmerican Energy Holdings Company, an Iowa corporation ("Assignor"), and MEHC Investment, Inc., a South Dakota corporation ("Assignee").

     WHEREAS, Assignor is a party to that certain Stock Purchase Agreement, dated as of September 19, 2008 (the "Stock Purchase Agreement"), by and between Assignor and Constellation Energy Group, Inc. (the "Company"), a Maryland corporation;

     WHEREAS, pursuant to Section 8.8 of the Stock Purchase Agreement, Assignor may assign its rights under the Stock Purchase Agreement (an "Assignment") to an Affiliate (as defined in the Stock Purchase Agreement);

     WHEREAS, Assignee is an Affiliate of Assignor;

     WHEREAS, pursuant to Section 8.8 of the Stock Purchase Agreement, an Assignment may be effected without obtaining the consent of any other party to the Stock Purchase Agreement;

     WHEREAS, Assignor desires to transfer and assign to the Assignee, and Assignee desires to accept the transfer and assignment of, (i) Assignor's rights, title and interests in and to the Stock Purchase Agreement and (ii) Assignor's liabilities, duties and obligations as set forth in the Stock Purchase Agreement;

     NOW THEREFORE, for and in exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, by each of the parties hereto, it is hereby agreed by and between the parties hereto as follows:

     1. Assignment. Assignor hereby transfers, assigns and conveys to Assignee
(i) Assignor's rights, title and interests in and to the Stock Purchase Agreement, and (ii) Assignor's liabilities, duties and obligations associated with such rights, title and interests, as set forth in the Stock Purchase Agreement.

     2. Assumption. Assignee hereby accepts the foregoing assignment, transfer and conveyance, and hereby assumes (i) Assignor's rights, title and interests in and to the Stock


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Purchase Agreement, and (ii) Assignor's liabilities, duties and obligations associated with such rights, title and interests, as set forth in the Stock Purchase Agreement, and agrees to perform and be liable for, each such liability, duty and obligation.

     3. Continuing Liability. Assignor shall remain fully liable for all of its obligations pursuant to the Stock Purchase Agreement, including, without limitation, the payment of the purchase price for all of the Preferred Stock (as defined in the Stock Purchase Agreement).

     4. Governing Law; Submission to Jurisdiction. This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. The parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Assignment and Assumption, and consent to the jurisdiction of, the courts of the State of New York or a United States federal court located in New York, New York.

     5. Counterparts. This Assignment and Assumption may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

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     IN WITNESS WHEREOF, each party hereto has caused this Assignment and
Assumption to be signed in its name by its representative thereunto duly authorized on the date first above written. ASSIGNOR:

                                        MIDAMERICAN ENERGY HOLDINGS COMPANY

                                        By:  /s/ Douglas L. Anderson
                                             -----------------------------------
                                             Name:   Douglas L. Anderson
                                             Title:  Senior Vice President

                                        ASSIGNEE:

                                        MEHC INVESTMENT, INC.


                                        By:  /s/ Dennis Melstad
                                             -----------------------------------
                                             Name:   Dennis Melstad
                                             Title:  Vice President